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                                                                Exhibit 99(a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Shares (as defined below). The Offer(as defined below) is made solely by the Offer to Purchase, dated November 6, 1998, and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                        Notice of Offer to Purchase for Cash
                       All Outstanding Shares of Common Stock
                                        of
                        AquaPenn Spring Water Company, Inc.
                                        at
                               $13.00 Net Per Share
                                        by
                              Zoneo Acquisition Corp.
                      an Indirect Wholly Owned Subsidiary of
                                  Groupe Danone


Zoneo Acquisition Corp., a Pennsylvania corporation (the "Purchaser") and an indirect wholly owned subsidiary of Groupe Danone, a French societe anonyme (the "Parent"), is offering to purchase all outstanding shares of common stock, no par value (the "Shares"), of AquaPenn Spring Water Company, Inc., a Pennsylvania corporation (the "Company"), at a price of $13.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 6, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Merger (as defined below).

--------------------------------------------------------------------------------
                THE OFFER, PRORATION PERIOD (IF APPLICABLE) AND
      WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON MONDAY, DECEMBER 7, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least 80% of the issued and outstanding Shares of the Company, on a fully diluted basis (the "Minimum Condition"). In the event all the conditions to the Offer have been satisfied or waived other than the Minimum Condition, the Purchaser may, at its option, purchase any number of tendered Shares up to 19.9% of the then outstanding Shares on a pro rata basis.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated November 2, 1998, among the Parent, the Purchaser and the Company (the "Merger Agreement"), which provides, among other things, that, subject to the satisfaction of the conditions of the Merger Agreement and in accordance with the relevant provisions of the Pennsylvania Business Corporation Law of 1988, as amended ("Pennsylvania Law"), the Purchaser will be merged with and into the

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Company (the "Merger"). The Merger will take place as soon as practicable after either (i) the purchase of Shares pursuant to the Offer, so long as, among other conditions, the Minimum Condition is satisfied, or (ii) among other conditions, the Merger Agreement is adopted by the affirmative vote of a majority of the votes cast by all holders of Shares entitled to vote thereon. Following consummation of the Merger, the Company will continue as the surviving corporation and will become an indirect wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, owned by the Purchaser, the Parent or any direct or indirect wholly owned subsidiary of the Parent or the Company and other than Shares, if any, held by shareholders who shall have dissented and demanded the right to receive the fair value of their Shares in accordance with Sections 1930 and 1571 through 1580 of the Pennsylvania Law) will be canceled and automatically converted into the right to receive $13.00, or any greater amount per Share that may be paid pursuant to the Offer, in cash, without interest. The purpose of the Merger is to facilitate the acquisition of all the remaining Shares for cash and thereby enable the Parent to acquire 100% of the Shares. In connection with the Merger Agreement, the Parent and the Purchaser have entered into shareholder agreements with each of Edward J. Lauth, III, Geoffrey F. Feidelberg and Matthew Suhey (the "Principal Shareholders"), pursuant to which, among other things, the Principal Shareholders have granted to the Purchaser the option to acquire their shares at $13.00 per share (so long as such purchase does not cause the aggregate number of Shares acquired by the Purchaser pursuant to the Offer (assuming that the Minimum Condition is not satisfied) and the shareholder agreements to exceed 19.9% of the then issued and outstanding Shares), have agreed to tender and sell (and not withdraw prior to the termination or expiration of the Offer or the termination of the Merger Agreement) their Shares pursuant to the Offer and have granted to the Purchaser an irrevocable proxy to vote their Shares, among other things, in favor of the Merger, if necessary, in each case upon the terms and subject to the conditions thereof. The Principal Shareholders beneficially own an aggregate of 1,851,313 Shares (or approximately 20.8% of the Shares on a fully diluted basis).

The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the shareholders of the Company, and recommends that the shareholders accept the Offer and tender their Shares pursuant to the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Harris Trust Company of New York (the "Depositary") of the Purchaser"s acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase

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price of Shares be paid by the Purchaser, regardless of any extension of the
Offer or any delay in payment. In all cases, payment for Shares tendered and accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares as defined in Section 2 of the Offer to Purchase (or a timely confirmation of a book-entry transfer of such Shares into the Depositary"s account at the Depository Trust Company (the "Book-Entry Transfer Facility")), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent"s Message (as defined in Section 2 of the Offer to Purchase) and (iii) any other document required by the Letter of Transmittal.

The Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, to extend, for any reason, the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in Section 1 of the Offer to Purchase). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder"s Shares.

Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after January 5, 1999. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of a withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered and the number to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares are tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures or book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

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The Company has provided the Purchaser with the Company"s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company"s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency"s security position listing.

The Offer to Purchase and related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other Offer materials may be directed to the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser"s expense. No fees will be paid to brokers, dealers or other person (other than the Information Agent and Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:


                               [MacKenzie Logo]
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         Call Toll-Free (800) 322-2885

The Dealer Manager for the Offer is:

                               J.P. Morgan & Co.
                                60 Wall Street
                                Mail Stop 2860
                           New York, New York 10260
                        (212) 648-7957 (Call Collect)
                                      or
                         Call Toll-Free (800) 576-8401

November 6, 1998